Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-68163 of Clark/Bardes, Inc. on Form S-8 and in the Registration Statement No. 333-68982 of Clark/Bardes, Inc. on Form S-8 and in the Registration Statement No. 333-46104 of Clark/Bardes, Inc. on Form S-3 of our report dated March 3, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" as described in Note 2), appearing in this Annual Report on Form 10-K of Clark/Bardes, Inc. and subsidiaries for the year ended December 31, 2002.




DELOITTE & TOUCHE LLP

Chicago, Illinois
March 26, 2003